Exhibit (b)(7)

AMENDMENT NO. 5

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”) is dated as of July 18, 2017, by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), THE PRIVATEBANK AND TRUST COMPANY (the “Administrative Agent” and a “Lender”), and BMO HARRIS BANK N.A. (formerly known as HARRIS N.A.) (also a “Lender”).

RECITALS:

A.            The Loan Parties, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B.            Winmark Corporation (the “Company”) has informed the Administrative Agent and the Lenders that the Company desires to make a tender offer for shares of the Company’s common stock, with the aggregate tender offer price funded partially from the proceeds of a revolving loan under the Credit Agreement and partially from the proceeds of a term loan in an amount not to exceed $15,000,000 to be made by one or more affiliates or managed accounts of Prudential Investment Management, Inc., on or before August 31, 2017 (the “2017 Tender Offer”).

C.            The Company has requested that the Administrative Agent and the Lenders consent to the 2017 Tender Offer, and the Administrative Agent and the Lenders are willing to so consent, as provided herein.

D.            The Loan Parties, the Administrative Agent and the Lenders desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.

2.             Amendment of “Applicable Margin” Definition.  The grid set forth in the  definition of “Applicable Margin” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Level	Leverage Ratio	LIBOR Margin	Base Rate Margin
I	Greater than or equal to 2.00	2.25%	0%
II	Less than 2.00	2.00%	0%

3.             Amendment of “L/C Fee Rate” Definition.  The definition of “L/C Fee Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“L/C Fee Rate”: A rate per annum of 2.25%.

4.             Amendment of “Net Cash Proceeds” Definition.  Clause (c) of the definition of “Net Cash Proceeds” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)           with respect to any issuance of Debt (other than the Debt issued to Prudential (i) on or about the Fourth Amendment Effective Date and (ii) on or about the Fifth Amendment Effective Date), the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

5.             Amendment of “Termination Date” Definition.  The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Termination Date”:  The earlier to occur of (a) the four-year anniversary of the Fifth Amendment Effective Date, or (b) such other date on which the Commitment terminates pursuant to Section 13.

6.             Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such Section in their correct alphabetical order:

“Fifth Amendment”:  That certain Amendment No. 5 to Credit Agreement, dated as of July 18, 2017, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Fifth Amendment Effective Date”:  The date on which all of the conditions set forth in the Fifth Amendment have been satisfied or waived in writing by the Lenders and the Administrative Agent.

7.             Amendment of Section 6.3.  Section 6.3 of the Credit Agreement is hereby amended by deleting the second and third sentences appearing in such Section 6.3 and inserting the following text in lieu thereof:

In addition, on the second anniversary of the Fifth Amendment Effective Date and on each subsequent anniversary of the Fifth Amendment Effective Date thereafter, the amount of the Aggregate Commitments shall automatically reduce by $5,000,000 and on a pro rata basis for each Commitment; and if at the time of such reduction, the amount of the Outstandings exceeds the amount of the Aggregate Commitments, the Loan Parties shall immediately repay such excess.  Upon any reduction as provided herein, the Administrative Agent shall deliver an updated Schedule 2.1 to the Loan Parties and the Lenders.

8.             Amendment of Section 11.4. Section 11.4 of the Credit Agreement is hereby amended by deleting “$3,000,000” where it appears in clause (ii) of such Section and inserting “$4,000,000” in lieu thereof.

9.             Amendment of Section 11.15.  Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15      Tangible Net Worth.  Not permit the Tangible Net Worth of the Loan Parties to be:

(a)           as of September 2, 2017, less than $60,000,000; and

(b)           as of the last day of each fiscal month following the fiscal month ended September 2, 2017, the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the net income of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that effect of each of the 2015 Tender Offer (as such term is defined in the Fourth Amendment) (the “2015 Tender Offer”) and the 2017 Tender Offer (as such term is defined in the Fifth Amendment) (the “2017 Tender Offer”) shall be excluded in the foregoing covenant calculation.

10.          Amendment of Section 11.17.  Section 11.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.17      Leverage Ratio.  As of the end of each fiscal month, not permit the Leverage Ratio of the Loan Parties to exceed (A) 2.50 from the Fifth Amendment Effective Date through fiscal May 2018 and (B) 2.25 at fiscal June 2018 and thereafter.

11.          Amendment of Schedule 2.1.  Schedule 2.1 of the Credit Agreement (Commitments and Applicable Percentages) is hereby amended in its entirety to read as set forth in the Schedule 2.1 attached to this Amendment.

12.          Consent to 2017 Tender Offer.  Pursuant to Section 11.4 of the Credit Agreement, the Administrative Agent and the Lenders hereby consent to the 2017 Tender Offer, provided that at the time of the payment of the purchase price for the tendered shares no Unmatured Event of Default or Event of Default then exists or could result therefrom (after taking into account the effect of this Amendment).

13.          Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lenders.

(b)           The Lenders and the Administrative Agent shall have received an amendment to the Prudential Intercreditor Agreement, in form and substance acceptable to the Lenders and the Administrative Agent, duly executed by Prudential and the Loan Parties.

(c)           The Administrative Agent shall have received such certificates of good standing, certified organizational documents, and officer’s certificates, in each case respecting the Loan Parties, as the Administrative Agent may request.

(d)           The Administrative Agent shall have received a completed pro forma Borrowing Base Certificate evidencing $4,000,000 of availability after giving effect to the 2017 Tender Offer, in form and substance acceptable to the Administrative Agent.

(e)           The Administrative Agent shall have received a pro forma Compliance Certificate evidencing Tangible Net Worth of the Loan Parties of not less than $60,000,000 after giving effect to the 2017 Tender Offer, in form and substance acceptable to the Administrative Agent.

(f)            The Administrative Agent shall have received (for the ratable benefit of the Lenders) an amendment fee in the aggregate amount equal to $50,000, which shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(g)           The representations and warranties set forth in Section 14 below shall be true and correct as of the effective date.

(h)           The Administrative Agent shall be satisfied that since December 31, 2016, there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of any of the Loan Parties.

(i)            All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective until each of the foregoing conditions have been satisfied or waived in writing by the Lenders and the Administrative Agent.

14.          Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as follows:

(a)           The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)           Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)           There does not exist any Unmatured Event of Default or Event of Default.

15.          No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lenders, or unknown, as to which all rights and remedies of the Administrative Agent and the Lenders shall remain reserved.

16.          Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.

17.          Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

18.          Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lenders and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

19.          Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lenders, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

20.          Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the amendment to the Prudential Intercreditor Agreement, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment and upon execution of the amendment to the Prudential Intercreditor Agreement.

21.          Captions.  The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

22.          Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

23.          No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 5 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:
WINMARK CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Chief Executive Officer

WIRTH BUSINESS CREDIT, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

WINMARK CAPITAL CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT
AND A LENDER:
THE PRIVATEBANK AND TRUST COMPANY

	By:	/s/ Leanne Manning
	Name:	Leanne Manning
	Title:	Managing Director

A LENDER:	BMO HARRIS BANK N.A. (f/k/a Harris N.A.)

	By:	/s/ Adam Oliver
	Name:	Adam Oliver
	Title:	Vice President

SCHEDULE 2.1

COMMITMENTS

AND APPLICABLE PERCENTAGES

(updated as of July 18, 2017)

		Applicable
Lender	Commitment	Percentage

The PrivateBank and Trust Company	$25,000,000	50%
BMO Harris Bank N.A.	$25,000,000	50%

Total	$50,000,000	100%